AMENDED AND RESTATED PROMISSORY NOTE


$1,482,259.00                                                 Scottsdale,Arizona
                                                               November 21, 1998

           FOR VALUE RECEIVED, AUTO NETWORK GROUP, INC., an Arizona corporation formerly known as Auto Network USA, Inc. (the "Maker"), promises to pay, in lawful money of the United States, to Eastlane Trading Limited, a corporation formed under the laws of Ireland, the sum of ONE MILLION FOUR HUNDRED EIGHTY TWO THOUSAND TWO HUNDRED FIFTY NINE and no/hundreds DOLLARS ($1,482,259.00) and to pay interest on the first day of each month (unless otherwise requested by Holder) beginning July 1, 1998 on principal accruing from June 1, 1998 on the sum of $250,000; from October 20, 1998 on the sum of $1,250,000; and from the date hereof on the full principal balance, all at the rate of twelve percent (12%) per annum. All principal and accrued but unpaid interest hereunder shall be due on April 1, 2000. Payments shall be made to c/o Cremin McCarthy & Co., 28 Harcourt Street, Dublin 2, Ireland.

           At any time prior to acceptance of payment in full of the outstanding balance hereo@ holder, by notice to Maker, may (but without any obligation to do so) convert the balance of principal and accrued but unpaid interest hereunder into common capital shares of Maker; this conversion shall entitle holder to one (1) share of the common capital stock of Maker for cancellation of each $1.03 of Maker's debt to holder.

           Time is of the essence hereof. In the event of any default in the payment of any amount due hereunder, the unpaid principal sum of this Promissory Note and accrued interest remaining unpaid may at any time thereafter, at the holder's option and without further notice or demand, may be declared and become due and payable forthwith, and Maker shall pay any and all costs, expenses, and fees, including reasonable attorneys' fees, incurred in collecting or enforcing payment hereunder. Default interest on the sums due hereunder, including such attorneys' fees, shall accrue at the rate of eighteen percent (I 8%) per annum. Holder shall also have the right to accelerate the outstanding balance hereof without notice or demand and in the event that either Michael Stuart or Mark Moldenhauer cease to be officers and/or directors of Maker.

           At no time shall Maker be obligated or required to pay interest on the principal balance of this Note at a rate which would subject the holder hereof to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. If by the terms of this Note Maker is at any time required or obligated to pay interest on the principal balance of this Note at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be reduced immediately to such maximum rate for so long as (and only for so long as) the rate hereunder is in excess of such maximum rate, and interest paid hereunder in


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excess of such maximum rate shall be applied to and shall be deemed to have been payment in reduction of the principal balance of this Note or, if the principal balance shall have been paid, shall be refunded to Maker.

            Maker hereby acknowledges that the loan for which payment is promised hereby has been made and win be used only for business or commercial purposes other than agricultural purposes and hereby covenants that the proceeds hereof will be used only for such purposes. This Note may be modified or amended only by an agreement in writing signed by the party against whom enforcement of such modification or amendment is sought. Maker (and the undersigned representative of Maker, if this Note is executed by a representative) represents that Maker has fun power, authority, and legal right to execute and deliver this Note and the debt hereunder constitutes a valid and binding obligation of Maker. The laws of the State of Arizona govern the interpretation and enforcement of this Note. This Note amends and restates in fiffl the Promissory Note dated November 20, 1998, from Auto Network USA, Inc. to Eastlane Trading Limited, a corporation.

            IN WITNESS WHEREOF, Maker has executed the foregoing Promissory Note as of the date and year first written above.

AUTO NETWORK GROUP, INC.,
an Arizona corporation


By  /S/ MICHAEL STUART
Michael Stuart, its President



ACCEPTED BY EASTLANE TRADING



By  /S/ P.W. GARRETT
P.W. Garrett, Director